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CAREER EDUCATION CORPORATION

(Name of Registrant as Specified In Its Charter)

Steve Bostic

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[The following materials were presented to Institutional Shareholder Services and Proxy
Governance, Inc. by Steve Bostic on May 4, 2005]

Steve Bostic Solicitation of Stockholders of Career Education Corporation Restoring Investor Confidence in CEC through Corporate Governance Reform

Career Education Corporation (CEC) was founded in 1994 and became a NASDAQ listed company in 1997. The Company is one of the largest for-profit Higher Education Management companies in the world. The Company was founded by venture capital companies, with a plan to acquire for-profit colleges in a "roll up strategy". The founders, led by executives at Heller Financial, hired a management team, headed by Jack Larson (CEO), Pat Pesch (CFO) and Todd Steele (VP Acquisitions). Company Overview

Since inception, the Company has grown primarily by acquiring undervalued colleges and universities. Once acquired, a new school's revenues and profits are expanded rapidly as a result of CEC's implementation of aggressive marketing, student recruiting and above-market tuition increases. Critics of CEC's Senior Management believe their "top line growth" strategy takes precedence over operational development, including: quality of student programs, student retention, employee relations and internal controls. All of these factors directly implicate the regulatory compliance requirements of the Department of Education (DOE), Department of Justice (DOJ), the Securities Exchange Commission (SEC) and CEC's accrediting agencies. Company Overview...

Overview of Stockholder Proposals Steve Bostic, founder of American Intercontinental University and CEC's largest individual stockholder, has notified CEC that he intends to present three stockholder proposals to be voted on at CEC's Annual Meeting on May 20, 2005: Declassify the Board of Directors Empower Stockholders to Call a Special Meeting Repeal CEC's Poison Pill

CEC's major stockholders have expressed overwhelming support for the proposals to destagger the board, rescind the poison pill and give stockholders the right to call special meetings --yet CEC's Board has refused to include the stockholder proposals on its proxy card, seeking to rely on a technical loophole --and CEC has announced that it will use "discretionary authority" to vote AGAINST all proposals --therefore CEC stockholders should send a clear message to the Board of Directors that such behavior is intolerable by voting to WITHHOLD AUTHORITY for the Board's nominees. Disregard for Stockholders

Withhold Authority Vote Mr. Bostic is asking stockholders to join with him in withholding authority to vote for CEC's director nominees, putting them on notice that: CEC stockholders demand effective oversight The Board is accountable to stockholders, not management The Board serves for the benefit of--and at the pleasure of--CEC stockholders.

The Need for Good Corporate Governance Corporate governance is a value driver in today's marketplace: Corporate governance studies indicate that good governance increases stockholder value[1] Enron, WorldCom and other recent corporate scandals have triggered new governance expectations Investors, interest groups and regulators expect heightened legal and credibility standards for directors as corporate overseers and financial stewards We're convinced that the market's verdict is clear: CEC's corporate governance must be improved. [1] See, e.g. Lawrence D. Brown and Marcus L. Caylor, "Corporate Governance and Firm Performance" (available via download from http://www.issproxy.com/governance/whitepapers.jsp),

Recent Decline in Stock Price Since May 2004 CEC stock price has declined by more than 50% $4 Billion in shareholder value erased

Where Was the Oversight?

SEC Investigation of CEC January 7, 2004 -- SEC begins an informal inquiry into CEC's accounting practices June 22, 2004 -- CEC receives formal order of investigation from SEC June 23, 2004 -- CEC share price plunges 18.5%, capping off a four session decline of more than 30% April 15, 2005 -- SEC ends its investigation of CEC's accounting practices, but the investigation continues with respect to possible securities law violations

Special Committee Timeline June 30, 2004 -- CEC Board appoints special committee to review SEC allegations. No public disclosure made regarding formation of committee September 29, 2004 -- At the insistence of major shareholders, CEC issues press release publicly acknowledging formation of special committee in June to conduct investigation March 16, 2005 -- CEC announces that the investigation is "substantially completed"; seven weeks later, the results of the investigation have still not been disclosed May 2, 2005 -- CEC announces that the report of the special committee will be released to the Board within two weeks. CEO would not commit to making the report public

P/E Volatility CECO HISTORICAL QUARTERLY EARNINGS v. PRICE PERFORMANCE MARCH 2004 - MARCH 2005

Comparison with Peer Education Companies 2006 FORWARD P/E BASED ON FIRST CALL CONSENSUS ESTIMATES FOR FY 2006 AND PRICE AS OF MAY 3 INTRADAY TRADING

Who's Watching Out for CEC Stockholders' Interests? Steve Bostic owns 1,081,340 shares Collectively, CEC's top five officers and the board of directors own only a total of 459,473 shares, excluding exercisable stock options.

Insider Stock Sales From April 23, 2004 to May 28, 2004, CEC executive officers and directors exercised options and sold more than 1 million shares of CEC stock for gross proceeds of more than $66,700,000.

Put the Board on Notice: INEXPERIENCED Six of the seven CEC directors have no prior public company board experience and sit on only one board: CEC OVERCOMMITTED The only director with prior public company board experience, Dennis Chookaszian, sits on four other public company boards and five other private company boards (a total of TEN boards) INADEQUATE SHAREHOLDINGS CEC directors own less than 416,854 shares (one director owns no shares) PRIOR AFFILIATIONS Aside from Mr. Chookaszian, all other Board Members share prior affiliations through Heller and NEC.

STOCKHOLDER PROPOSALS

Declassify CEC's Board of Directors Rationale: Make CEC's directors more accountable to the stockholders Give stockholders the opportunity to vote on the election of each director annually Annual indication of approval or disapproval of the performance of the Board

Empower Stockholders - Allow 1/3 of Shares to Call a Special Meeting Rationale: Increase stockholder ability to hold the Board of Directors and CEC's management accountable Facilitate stockholder ability to exercise oversight in an expedient manner, by providing the ability to replace directors or initiate a stockholders' resolution without having to wait for the next scheduled annual meeting

Repeal CEC's Poison Pill Rationale: Poison Pill shifts voting rights away from stockholders to management on matters pertaining to the sale of the Company Adoption of the poison pill was not approved by CEC stockholders.

Additional Anti-Takeover Devices CEC has additional anti-takeover devices not addressed by these stockholder proposals: CEC's Certificate of Incorporation and By-Laws may only be amended by the affirmative vote of 80% of CEC stockholders The Board may amend the By-Laws without stockholder approval As long as the Board is classified, directors may only be removed for cause and only by the affirmative vote of the holders of more than 80% of CEC stockholders The Board may, without stockholder consent, issue "blank check" preferred stock Stockholders are not permitted to act by written consent Stockholders do not have cumulative voting in director elections

In Summary I believe that removing certain of CEC's anti- takeover devices will: Restore stockholder confidence Provide a signal to the investor community of CEC's commitment to good governance practices Attract significant new investment Impose the management and Board accountability necessary to ensure that a sustainable performance record is established and maintained Ultimately increase stockholder value and stabilize the stock price

CONCLUSION

"Unlock" Control of CEC & Restore Investor Confidence I believe that these proposals will improve long-term investor confidence in CEC's Board by: Ensuring that the Board is "stockholder friendly" Improving Board accountability to stockholders Fostering a corporate culture dedicated to meeting today's high corporate governance expectations Voting to WITHHOLD authority on CEC's director nominees puts the Board on notice that stronger oversight, greater transparency and accountability to stockholders is required

Requested Stockholder Action Vote the WHITE proxy card: In favor of all three stockholder proposals To withhold authority to vote on CEC director nominees To ratify E&Y as independent auditor Send letter to CEC directors in support of these proposals